UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INTEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022 Spring Stockholder Outreach May 2022

Executive Summary In 2021, our Board took decisive action to reposition Intel for growth by hiring Pat Gelsinger and with Pat at the helm, we are building momentum across Intel The Board recognized Intel needed a proven technology industry veteran to lead Intel’s turnaround, and appointed Pat Gelsinger as CEO in February 2021 Under the leadership of our new CEO, we’ve laid out a new IDM1 2.0 Strategy and repositioned the company by doubling down on innovation and leveraging our core strengths to drive long-term value for our stockholders The Board’s compensation decisions align with our stockholders’ interests Our industry is highly competitive, and a substantial new-hire compensation package was required to attract and incentivize an executive of Pat’s caliber; the Compensation Committee and full Board firmly believe this served the best interests of Intel and our stockholders After a meaningful number of our stockholders expressed reservations about the new-hire compensation package through the 2021 Say-on-Pay vote, the Intel team, led by leadership/members of the Compensation Committee and Board, held dialogues with a broad set of our stockholders and proxy advisory firms, with particular focus on seeking feedback on our executive compensation programs and changes under consideration In response to stockholders’ feedback, the Compensation Committee redesigned the Annual Cash Bonus Plan to introduce greater rigor and variability into results and the PSUs to align with our strategic transformation, and we made enhancements to our proxy statement disclosure Our Board continues to evolve to provide effective oversight of our long-term strategy We have added four independent directors in the past three years to infuse new ideas and bring diverse and fresh perspectives in the boardroom Our Board remains focused on achieving the right mix of skills, experience, and perspectives to support long-term strategy and drive strong ESG oversight Integrated Device Manufacturer The Board seeks stockholder support at our May 12, 2022 Annual Stockholders’ Meeting

New Leadership, New Growth Strategy In 2021, our Board took decisive action to transform Intel’s technology leadership team and hired industry veteran Pat Gelsinger as CEO to reposition the company for growth Our Growth strategy Lead In Every Category Execute Flawlessly Innovate With Boldness Foster Vibrant Culture Indexed to large, high-growth markets The entire world is becoming digital, driven by: Artificial Intelligence (AI) Pervasive Connectivity Cloud-to-Edge Infrastructure Ubiquitous Compute Appointed as CEO in February 2021 Former long-term Intel executive and highly respected technology industry veteran Unparalleled technical and industry leadership Focused on bringing back the best of “Groveian” culture and attracting new and returning key technical talent Pat Gelsinger Chief Executive Officer Broadest portfolio of leadership technologies Intel is the only company with the depth and breadth of software, silicon and platforms, packaging and process with at-scale manufacturing

Intel’s Strategy: A Winning Formula Our Beliefs Our Strategy Our Execution IDM 2.0 Software & Security Foundry Client Network & Edge Data Center & AI Accelerated Compute & Graphics Auto & Mobility 1 We are in an era of sustained, long-term demand Deliver leadership products… The insatiable need for compute drives the value of Moore’s Law 2 … Anchored on open and secure platforms 3 Open ecosystems unleash innovation and democratize compute … Powered by sustainable manufacturing at scale 4 The world needs more balanced and resilient supply chains … Supercharged by our people and culture We are doubling down on innovation, driving deeper collaboration with customers and partners, and leveraging our core strengths to drive long-term value for our stockholders

☑ Proposal 1: Election of the 10 Director Nominees[1]

As part of a thoughtful nomination process and our ongoing commitment to creating a balanced Board with diverse viewpoints and deep industry expertise, we regularly add new directors to infuse new ideas and fresh perspectives in the boardroom



Pat Gelsinger
Chief Executive Officer
Age: 61
Director Since: 2021



James J. Goetz — G; M
Partner, Sequoia Capital
Age: 56
Public Boards: Palo Alto Networks
Director Since: 2019



Alyssa H. Henry — C;M
Square Lead and Block Infrastructure & Info. Security Lead, Block, Inc.
Age: 51
Public Boards: Confluent; Unity Software
Director Since: 2020



Tsu-Jae King Liu — A
Dean and Professor of Engineering, Cal Berkley
Age: 58
Public Boards: MaxLinear
Director Since: 2016



Dion J. Weisler — C*;M
Former President and CEO, HP
Age: 54
Public Boards: Thermo Fisher Scientific; BHP
Director Since: 2020



Omar Ishrak — C;G
Independent Chairman
Former Chairman and CEO, Medtronic
Age: 66
Public Boards: Amgen; Compute Health Acquisition
Director Since: 2017



Andrea J. Goldsmith
Dean of Engineering and Applied Science, Princeton
Age: 57
Public Boards: Medtronic; Crown Castle International
Director Since: 2021



Risa Lavizzo-Mourey — A;C;G*
Health Equity Professor Emerita, UPenn
Age: 67
Public Boards: GE; Merck; Better Therapeutics
Director Since: 2018



Gregory D. Smith — A*
Former VP, Enterprise Operations & CFO, Boeing
Age: 55
Public Boards: American Airlines
Director Since: 2017



Frank D. Yeary — A;G;M*
Principal, Darwin Capital Advisors
Age: 58
Public Boards: PayPal
Director Since: 2009

Continued Refreshment of Board Perspectives

Added 4 new independent directors in the past 3 years:

- 2021 - Dr. Andrea J. Goldsmith, with valued government affairs and policy experience, an advocate for increased diversity in STEM, and a leading expert in wireless networking technology
- 2020 - Alyssa H. Henry, an expert in emerging technologies and business models
- 2020 - Dion J. Weisler, with extensive industry experience in operating, manufacturing, emerging technologies, business development, and human capital
- 2019 - James J. Goetz, an experienced partner of a venture capital firm, where he focuses on cloud, mobile, and enterprise technology investments

A= Audit and Finance Committee; G = Corporate Governance and Nominating Committee; C = Compensation Committee; M = Mergers & Acquisitions Committee; * = Committee Chair; Public Boards reflect current memberships

(1) Information reflected as of March 30, 2022

2022 Spring Stockholder Outreach

intel.

5

Our Board is focused on achieving the right mix of skills, experience, and perspectives to support long-term strategy Information reflected as of March 30, 2022 �� Proposal 1: Election of the 10 Director Nominees1 Skills & Expertise Gelsinger Goetz Goldsmith Henry Ishrak Lavizzo- Mourey Liu Smith Weisler Yeary Senior Leadership • • • • • • • Global/International • • • • • • • • Industry and IT/Technical • • • • • • • Financial Experience • • • Human Capital • • • • • • • Operating and Manufacturing • • • • Sales, Marketing, and Brand Management • • • • Emerging Technologies and Business Models • • • • • • • • • Business Development and M&A • • • • • • • • Cybersecurity/Information Security • • • • • Government, Legal, and Regulatory • • Public Company Board • • • • • • • • • 30% of Director Nominees Self-Identify as Women 58 years is the Average Age of Director Nominees Women Men Not Disclosed 30% of Director Nominees Self-Identify as Racially/Ethnically Diverse People of Color Caucasian Not Disclosed 30% of Director Nominees Born Outside the US Born Outside the US Born in the US 4.1 years is the Average Tenure of Director Nominees 0 - 2 years 3 - 9 years 10+ years 50s 60s

45% O/S 37% O/S 30% O/S Following the 2021 Say-on-Pay vote, our Board and management conducted robust stockholder engagement during 20211 Leadership of the Compensation Committee and Board led 12 meetings with stockholders, representing 30% of shares outstanding Sought stockholders’ perspectives on Intel’s executive compensation programs and changes under consideration Discussed the CEO transition, IDM 2.0 strategy, Board skills, and our goals for responsible value creation In addition to this series of discussions focused on compensation and governance matters, Intel continued to gather stockholders’ input through investor events and 1:1 discussions We also presented to stockholders regarding our ESG progress at our ESG Roadshow in December 2021 and our Investor Day in February 2022 2021 Stockholder Engagement Overview Reached out to 70 stockholders for engagement, representing 45% of shares outstanding Held dialogue with 34 stockholders, representing 37% of shares outstanding Engagement included 12 of our top 15 largest stockholders �� Proposal 3: Advisory Vote to Approve Executive Compensation for Our Listed Officers Intel’s outstanding shares (O/S) calculated as of September 30, 2021

☑ **Proposal 3:** Advisory Vote to Approve Executive Compensation for Our Listed Officers

Addressed Stockholder Feedback on Executive Compensation

Updates to our go-forward compensation programs and 2022 proxy statement disclosure align with stockholders' feedback

Stockholder Feedback	***Go-Forward Approach / Responsive Actions***
CEO New-Hire Equity Awards	
Questions on **whether the CEO new-hire equity awards were in lieu of ongoing annual equity awards**	▪ The new-hire awards granted in 2021 are separate from ongoing annual long-term incentive awards; CEO compensation for 2022 reflects market-competitive annual compensation levels for a CEO at a large technology company ▪ Mix between components of compensation for our CEO will align with Intel's historical approach to annual executive compensation grants and will continue to be heavily performance-based ▪ Starting in 2022, Mr. Gelsinger will receive an annual LTI award of PSUs and RSUs (80% / 20% mix)
Desire to understand the **business case for the magnitude, rationale and structure of the awards**	▪ 2022 proxy statement includes expanded disclosure regarding the factors that impacted the award magnitude, such as forfeited unvested equity from prior employer, as well as the Committee's focus on driving both opportunity and accountability through rigorous stock price growth targets
Incentive Compensation Programs	

Annual Cash Bonus
▪ Preference for **closely aligning our annual bonus with Intel's new strategy**
▪ Desire to better understand how we **incorporate ESG metrics into our plans**
	▪ To accelerate execution on our new strategic plan and to reflect input received from our stockholders, several changes were implemented to the design of our Annual Cash Bonus Plan for 2022 to introduce greater rigor and variability into results and provided enhanced disclosure in our 2022 proxy statement
	  ▪ Gross margin percentage added as financial metric to incentivize top-line performance while maintaining margin discipline
	  ▪ Added individual objectives and key results to the Plan (for Listed Officers other than our CEO) to drive differentiation in results based on individual contribution
	▪ The annual bonus continues to include company One Intel goals reflecting our most critical strategic and operational priorities, including ESG priorities; provided enhanced disclosure regarding those ESG metrics and achievement against the goals

Long-Term Incentive Design
▪ Desire to see **long-term incentive program reflect Intel's new strategy**
▪ Preference for **additional "guardrails" for TSR, such as requiring above median performance for a target payout**
	▪ Redesigned long-term incentive program to align with our strategic transformation
	  ▪ 2022 PSU award metrics are revenue growth percentage and cash flow from operations, which were chosen to drive efficient growth as we make significant long-term investments in our strategy
	  ▪ These metrics will measure progress over three annual performance periods, enabling the Compensation Committee to set challenging targets at each stage of our transformation
	  ▪ Two modifiers can impact payments upward or downward: three-year relative TSR and three-year Revenue CAGR; target for the relative TSR metric requires above-median performance

LTI = Long-Term Incentive; PSUs = Performance Stock Units; RSUs = Restricted Stock Units; Listed Officers = Intel's executive officers listed in the Executive Compensation Tables of our proxy statement; TSR = Total Shareholder Return; CAGR = Compounded Annual Growth Rate

2022 Spring Stockholder Outreach

intel.

8

☑ **Proposal 3:** Advisory Vote to Approve Executive Compensation for Our Listed Officers

Redesigned Go-Forward Approach to Compensation

During our 2021 off-season engagement, the Compensation Committee sought stockholder input on the design of the go-forward compensation programs and integrated stockholder-supported changes into the 2022 programs

2021 COMPENSATION PROGRAM OVERVIEW

Pay Element	*Performance Period*	*Performance Metrics*
Base Salary	Annual	--
Annual Cash Bonus	Annual	• Net income (1/3) • Revenue (1/3) • One Intel goals – Operational and ESG performance (1/3)
Quarterly Cash Bonus	Quarter	• 5% of net income relative to company compensation costs
Annual Restricted Stock Units	Three Years with Quarterly Vesting	• Stock price appreciation
Annual Performance Stock Units	Three Years	• Relative TSR vs. S&P 500 IT Index (50%) • Cumulative EPS growth compared to a target established at the beginning of the three-year performance period (50%)

2022 PROGRAM REDESIGN

Changes to the design of our Annual Cash Bonus Plan introduce greater rigor and variability into results

- ☑ **Gross Margin Percentage** added to the plan to incentivize top-line performance while maintaining margin discipline
- ☑ **Individual Objectives** and **Key Results** added to the Plan (for Listed Officers other than our CEO) to drive differentiation in results

Redesigned PSUs to align with our strategic transformation

- ☑ New PSU award metrics: **Revenue Growth %** and **Cash Flow from Operations** to drive efficient growth as we make significant long-term investments in our strategy
  - Targets set for each metric annually, with outcomes averaged at the end of the 3-year performance period, enabling Committee to set challenging targets at each stage of the transformation
- ☑ Established two modifiers: **3-year relative TSR** and **3-year Revenue CAGR**
  - Impact payments upward or downward
  - Established above-median performance requirement as target for the relative TSR metric

2022 Spring Stockholder Outreach

intel.

9

☑ **Proposal 3:** Advisory Vote to Approve Executive Compensation for Our Listed Officers

2021 CEO Transition-Related Compensation

To attract and incentivize an executive of Mr. Gelsinger's caliber, the Compensation Committee provided one-time new-hire equity awards, the vast majority of which require significant value creation in order to be realized

CEO NEW-HIRE EQUITY AWARDS

PERFORMANCE-BASED AWARDS

Require significant absolute and/or relative stock price growth *in order to be earned*

Element & Target Value	**Matching RSUs**	**RSUs**	**Relative TSR PSUs**	**Strategic Growth Equity Award Performance Stock Options**	**Strategic Growth Equity Award PSUs**	**Outperformance PSUs**
	• Match **Mr. Gelsinger's $10M purchase of Intel stock** in March 2021 • 3-year investment retention requirement	• Quarterly time vesting over 3 years	• Vest based on 3-year TSR performance relative to median TSR of S&P 500 IT Index			
	$10M	$20M	$20M	$20M	$20M	$20M
Purpose & Required Performance	▪ **Make-whole compensation** critical to successfully recruit Mr. Gelsinger from his prior employer, where he forfeited approximately $50 million upon rejoining Intel			requires increase in market cap of **$61B** in order to be exercisable[1] **30%** stock price growth required	requires increase in market cap of **$101B** for target vesting[1] **50%** stock price growth required for target vesting	requires increase in market cap of **$403B** for award to be realized[1] **200%** stock price growth required to vest

Stock price goals must be maintained for 30 consecutive trading days, or approximately 6 weeks, in order to be earned

Note: See slide 15 in the Appendix for clarification on difference in negotiated values for each of the equity award vehicles granted to Mr. Gelsinger upon his hiring relative to what was disclosed in our 2022 proxy statement, in accordance with SEC reporting rules.

(1) As of December 31, 2021, Intel's market capitalization was ~$209B

2022 Spring Stockholder Outreach

intel.

10

No liberal share recycling No evergreen provision No automatic grants No tax gross-ups No discounted stock options or stock appreciation rights No repricing without stockholder approval No reload grants Claw-back policy Individual limits on awards Minimum performance period Plan is administered by independent Compensation Committee Regularly presented to stockholders for re-approval (last submitted to vote in 2019) We grant equity awards to approximately 96% of employees across all levels to drive a culture of ownership, accountability, and collaboration at the company We operate in an intensely competitive labor market, in which our customers, suppliers, and competitors see Intel as a source of top-quality industry experts Our equity awards are critical to attracting and retaining the top talent required to execute our new strategy Intel’s Equity Incentive Plan reflects leading corporate governance practices Equity awards are central to our capacity to deliver on our strategy Equity Incentive Plan is Vital to Our Business �� Proposal 4: Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

Stockholder Proposals Stockholder Proposal Requesting Amendment to the Company’s Stockholder Special Meeting Right The change from a 15% ownership threshold to 10% that the proposal requests is contrary to the best interests of our stockholders and unnecessary because stockholders owning 15% of our shares already have the meaningful ability to call special meetings outside of the annual meeting cycle Implementing the requested changes to the existing special meeting right would place minority interests above those of Intel’s broad stockholder base Intel’s strong corporate governance policies and procedures, which include a market-standard proxy access right permitting stockholders to nominate director candidates and include such nominations in our proxy materials and a robust, year-round stockholder engagement program, empowers stockholders to provide ongoing feedback to the Board and the company and enables them to effectively address these concerns in a transparent manner �� AGAINST Stockholder Proposal Requesting a Third-Party Audit and Report Concerning Racism in Company Culture Through our commitments and actions, our company has a demonstrated long-standing commitment to achieving progress in diversity, equity, and inclusion (DEI), and we have integrated our DEI expectations into our operations, systems, processes, and culture Increasing diverse representation, equity, and inclusion are key aspects of our 2030 RISE strategy and goals, which set our corporate responsibility ambitions for the next decade to create a more responsible, inclusive, and sustainable world The Board believes the audit and report requested by the proposal is unnecessary in light of Intel’s regular reporting on our numerous diversity and inclusion initiatives, including additional disclosure about the results of our Employee Inclusion Survey that we are providing for the first time in our upcoming CSR report, and the incremental progress we are making toward achievement of our goals �� AGAINST The Board Recommends a Vote AGAINST the Stockholder Proposals �� Proposals 5-6: Proposals on Special Meeting Right and Racism in Company Culture 5 6

The Board asks that you vote FOR all management proposals and AGAINST the stockholder proposals We Request Your Support at the 2022 Annual Stockholders’ Meeting Management Proposals 1 Election of the 10 Director Nominees �� FOR 2 Ratification of Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2022 �� FOR 3 Advisory Vote to Approve Executive Compensation for Our Listed Officers �� FOR 4 Approval of Amendment and Restatement of the 2006 Equity Incentive Plan �� FOR Stockholder Proposals 5 Stockholder Proposal Requesting Amendment to the Company’s Stockholder Special Meeting Right �� AGAINST 6 Stockholder Proposal Requesting a Third-Party Audit and Report Concerning Racism in Company Culture �� AGAINST

APPENDIX

Value of CEO new-hire equity awards reflected in offer letter is different than the value disclosed in Executive Compensation Tables of our 2022 proxy statement due to stock price used and accounting valuations Comparison of Value of CEO New-Hire Equity Awards Award Types Negotiated New-Hire Package Values Executive Compensation Table Values RSUs $20,000,000 $25,107,500 Strategic Growth PSUs $20,000,000 $34,224,300 Strategic Growth Awards $20,000,000 $29,108,400 Relative TSR PSUs $20,000,000 $25,469,700 Outperformance PSUs $20,000,000 $45,721,800 Matching RSUs $10,000,000 $9,909,700 Total $110,000,000 $169,541,400 Notes on Differences in Valuation The differences in values for each of the equity award vehicles granted to Mr. Gelsinger upon his hiring between what was disclosed (i) in Mr. Gelsinger’s offer letter and the Compensation Discussion and Analysis section versus (ii) in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2021 Table are attributable to the stock price used as well as accounting valuations: For purposes of determining the number of units or options to award Mr. Gelsinger, a value for each unit or option was determined by using a Monte Carlo simulation that utilized an average of Intel’s trading prices over a 30-day period preceding January 13, 2021, the public announcement date For the purposes of the values included in the Compensation Tables, equity awards were valued based on the accounting grant date fair value using a grant date of February 15, 2021 (and March 22, 2021 for Matching RSUs), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), using a Monte Carlo simulation The increase in stock price from the reference price of $49.6486 to $61.81 (or $65.47 for the Matching RSUs), as well as the use of certain accounting valuations that reflect the difficulty of achieving these aggressive performance goals, resulted in the value of the new-hire equity awards as reported in the executive compensation tables increasing to $169.5 million versus the $110 million value of those same awards at the time they were negotiated

Long History of Leadership on ESG/Corporate Responsibility For more than two decades, we have advanced transparency, set ambitious goals, and integrated corporate responsibility across all aspects of our business and supply chain to create value for our stockholders and stakeholders Newsweek America’s Most Responsible  Companies in 2021  Ethisphere Institute World’s Most Ethical Companies in 2022 JUST Capital #2 ranking in 2022 MSCI World ESG Leaders Index in 2021 Barron’s #1 ranking on 100 Most Sustainable Companies in 2022 ISS Top “1” rating in both Environment and Social Quality Score as of end of year 2021 Public reporting since 1994 Formal board oversight of corporate responsibility since 2003 Linking a portion of employee and executive pay to ESG factors since 2008 28% absolute reduction in Scope 1 & 2 carbon emissions from 2000 to 2020, as we have grown Advancing Supply Chain ESG since 2004 through leadership in the Responsible Business Alliance

Holistic Plan for Responsible Value Creation Read our most recent Corporate Responsibility Report at www.intel.com/responsibility We advance transparency, set ambitious goals, and integrate corporate responsibility across all aspects of our business to create value for our stockholders and stakeholders Toward 2030: Intel’s “RISE” Framework & Goals RESPONSIBLE INCLUSIVE SUSTAINABLE Lead in advancing safety, wellness, and responsible business practices across our global manufacturing operations, our value chain, and beyond Advance diversity and inclusion across our global workforce and industry, and expand opportunities for others through technology, inclusion, and digital readiness initiatives Be a global leader in sustainability and enable our customers and others to reduce their environmental footprint through our actions and technology ENABLING Through innovation and technology and the expertise and passion of our employees we enable positive change within Intel, across our industry, and beyond Our purpose: Create world-changing technology that improves the life of every human on the planet

Continued to expand responsible minerals sourcing and supplier audits/capability building for responsible business practices Through the Intel RISE Technology Initiative, we partnered on more than 230 projects to accelerate access to technology for COVID-19 response 82% of global power use from renewable sources and 90% of freshwater usage returned or restored to communities in 2020 Enabled technology industry climate actions: sustainable PC design, and data center efficiency, and creation of the Digital Climate Alliance. Committed to net-zero greenhouse gas emissions in global operations by 2040 Took actions to further advance representation of women and URMs in senior leadership, and launched the Alliance for Global Inclusion to drive industry-wide impact Scaled new digital readiness programs, including our AI for Youth program in +11 countries and AI for Workforce in +18 community colleges responsible sustainable inclusive Scale positive global impact through our technology and the expertise and passion of our employees within Intel, across our industry, and beyond - including our volunteer goal of 10 million hours by 2030 ENABLING 2030 RISE Strategy and Goals: Progress and Impact Learn more about our goals and progress at www.intel.com/responsibility

Our talent strategy 121,000+ global employees Develop employees to reach their full potential Attract the world’s best engineers and technologists to accelerate IDM 2.0 Foster an inclusive, results-driven culture 17,000+ Technical1 external hires in 2021 Human Capital Management (as of 2021 FY end) 24.3% Women in technical1 roles Goal to reach 40% by 2030 1 The definition of “Technical” is based on Intel’s internal job codes and reflects technical job requirements

Notices & Disclaimers Statements in these materials that refer to forecasts, business outlooks and beliefs, future plans or expectations, including Intel’s growth, IDM 2.0, talent, 2030 RISE and other strategies; the frequency of new directors or refreshment; future actions with respect to executive compensation, equity awards and/or equity incentive plans; 2030 RISE framework and goals (including any commitments for net-zero greenhouse gas emissions); and DEI and CSR Report expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "expect," "intended," "goals," "plans," “ambitions,” “upcoming,” “future,” "believes," “beliefs,” "seeking," "continues," "may," "will," “committed,“ “would," "should," "could," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions also identify forward-looking statements. Such statements are based on management's expectations as of May 2, 2022, unless an earlier date is indicated, and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Forward-looking statements are not guarantees or promises that goals or targets will be met. Important factors that could cause actual results to differ materially from the company 's expectations include the factors set forth in Intel’s reports filed or furnished with the Securities and Exchange Commission (SEC), including Intel’s most recent reports on Form 10-K and Form 10-Q. Copies of Intel's Form 10-K, 10-Q and 8-K reports may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov. Intel does not undertake, and expressly disclaims any duty, to update any statement made in this presentation, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law. In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Website references are provided for convenience only, and the content on the referenced websites is not incorporated by reference in, nor does it form a part of, this presentation.